Exhibit 16

November 8, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir /Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated January 5, 2004 of Infinium Labs, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained in(a)(ii), (a)(iv), (a)(v) and (a)(vi).

Very truly yours,

/s/ Baumann, Raymondo & Company PA